Exhibit 10.15

LIBERTY GLOBAL, INC.
2005 INCENTIVE PLAN

ANNUAL PERFORMANCE AWARD
PAYMENT NOTICE
_________________,
Pursuant to the Liberty Global, Inc. 2005 Incentive Plan, the Compensation Committee (the “Committee”) of our Board of Directors has previously approved the performance criteria for the 2012 annual cash performance awards (the “2012 Performance Awards”), including the base objective, the financial metrics and targets on which 60% of each 2012 Performance Award will be based and the individual performance goals on which 40% of each 2012 Performance Award will be based.
As an executive officer, you are eligible for a 2012 Performance Award and will receive a cash payment in the amount of $________________ with respect to your 2012 Performance Award (the “Payment”) on December 31, 2012. The Company will withhold from the Payment any amounts required by applicable law. The Payment does not include any payment with respect to the portion of your 2012 Performance Award which is based on your achievement of individual performance goals. That portion of your 2012 Performance Award will be considered and determined by the Committee during the annual performance review process in early 2013.
The amount of your Payment is based on the Committee’s certification, as contemplated in Section 162(m) of the Internal Revenue Code, that the base objective for your 2012 Performance Award has been met. However, the Payment remains in all respects subject to recoupment by the Company to the extent that the Committee, in its discretion, subsequently determines that the Company’s performance against the financial targets on which 60% of your 2012 Performance Award is based does not warrant the payment of cash awards or warrants the payment of cash awards in an amount less than the Payment. You will be required to repay any portion of the Payment that the Committee, in its discretion, determines exceeds the amount approved. Further, the Payment remains in all respects subject to the recoupment provisions applicable in the event of restatement of the Company’s financial statements.
Please indicate your acceptance of the terms stated above by email response to Amy Blair at ablair@lgi.com no later than 12:00 pm (Mountain Time) on December 31, 2012.
LIBERTY GLOBAL, INC.

By:

Authorized Signatory
Senior Vice President, Chief Human Resources Officer